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A Letter from Navient CEO Jack Remondi to Navient Shareholders

WILMINGTON, Del., Nov. 20, 2018—Navient (Nasdaq:NAVI) released the following letter from Jack Remondi, President and CEO, to company shareholders:

Today's article by the Associated Press continues the practice of ignoring facts to make false, sensational and harmful accusations that discourage borrowers from working with their servicers. Despite being in possession of the Federal Student Aid (FSA) review and our account-by-account response, the article repeated a series of false accusations that are not found in any section of the review.

A full reading of the report, our responses included in the report and comments provided by the U.S. Department of Education clearly and unequivocally refute the accusations that Navient was improperly steering borrowers. They also affirmatively conclude that in those instances where forbearance was used, it was applied appropriately.

According to a Department of Education statement on the review:

> …in approximately 9 percent of those calls, it was not clear whether Navient had sufficiently discussed options with the borrower. In response to FSA's preliminary conclusions, Navient provided detailed information about each of the calls at issue. Based on FSA's review of Navient's responses and FSA's independent review of Navient's overall performance, FSA has concluded that Navient is substantially in compliance with its obligations.

The article also claims that the CFPB and others did not possess the report (though later it admits they did). In fact, the review has been in the hands of the CFPB and state AGs for nearly a year.

One of the main claims is that enrolling borrowers in forbearance is an inappropriate and therefore deceptive practice. This conclusion is deceptive in itself and shows a lack of understanding of the different repayment options available to borrowers and how forbearance can be both a proper and lower cost option for borrowers. It also ignores the fact that the option of forbearance was authorized by Congress and no senator has initiated any bill to eliminate it as a valid option. A full reading of the review and our response makes it clear that we discussed options other than forbearance or that forbearance was the most appropriate option choice for the borrower. Navient provided these details to Senator Warren in a letter dated November 15, 2018.

The letter, which we are releasing at navient.com/legalfacts in response to the Senator's press release makes clear that the accusations are false and misleading and are a blatant attempt to discredit the good work of my 6,000-plus dedicated colleagues.

The Department of Education statement continued:

Program data indicated that Navient's overall use of forbearance was consistent with that of other servicers, while the duration of forbearances for Navient borrowers was actually among the lowest of the Department's nine servicers. Navient also had among the highest take-up rates for income-driven repayment plans, as well as longer than average call durations in comparison to all servicers.

The federal loan programs offer over 50 different repayment options. Some are designed for long-term challenges and others are designed to address short-term challenges. Contrary to some views, no single option is always best or always worst. It always depends on the borrowers' unique circumstances. The most expensive option is doing nothing and allowing the account to become delinquent and/or default. At Navient we help our customers select the option that best fits their needs. The results are crystal clear, borrowers serviced by Navient have the highest enrollment in income-driven repayment programs of all comparable servicers and are least likely to default.

We are proud of these industry leading results and I am proud of the work our team does each and every day to assist borrowers. It is deeply sad that these false accusations are spread without facts to support them and, as a result, borrowers are discouraged from engaging with their services. Nevertheless, we will continue to provide quality service to help our customers succeed.

Sincerely,

Jack Remondi

About Navient
Navient (Nasdaq: NAVI) is a leading provider of asset management and business processing solutions for education, healthcare and government clients at the federal, state and local levels. The company helps its clients and millions of Americans achieve financial success through services and support. Headquartered in Wilmington, Delaware, Navient employs team members in western New York, northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia, Wisconsin and other locations. Learn more at navient.com.

Contact:

Media: Paul Hartwick, 302-283-4026, paul.hartwick@navient.com
Nikki Lavoie, 302-283-4057, nikki.lavoie@navient.com

Investors: Joe Fisher, 302-283-4075, joe.fisher@navient.com

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